Exhibit 99.2
Conference Call Transcript
SAFM — Q3 2007 Sanderson Farms Earnings Conference Call
EVENT DATE/TIME: AUG. 28. 2007 / 11:00 AM ET
CORPORATE PARTICIPANTS
Joe Sanderson
Sanderson Farms, Inc. — Chairman, CEO
Mike Cockrell
Sanderson Farms, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Farha Aslam
Stephens, Inc. — Analyst
Christine McCracken
Cleveland Research — Analyst
Oliver Wood
Stifel Nicolaus — Analyst
John Kohler
Oppenheimer & Close — Analyst
Jeff Linroth
Leaving It Better — Analyst
Renato Desanz
JPMorgan — Analyst
Scott Greeter
Scopia — Analyst
PRESENTATION

Operator
Good day, everyone, and welcome to the Sanderson Farms Inc. third quarter conference call. Today’s call is being recorded and at this time for opening remarks and introductions I would like to turn the conference over to your host, Mr. Joe Sanderson, Chairman and CEO. Please go ahead, sir.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Thank you. Good morning, and welcome to Sanderson Farms’ third quarter conference call. Mike Cockrell, our Chief Financial Officer is with me this morning. We issued a news release this morning announcing earnings of $30.7 million or $1.51 per fully diluted share for our third fiscal quarter of 2007. This compares to net income of $3.3 million or $0.16 per share during last year’s third quarter. I will begin the call with some comments about general market conditions and the company’s operations. I will then turn the call over to Mike for a more detailed account of the financial results for the quarter. Before we make any further comments I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell - Sanderson Farms, Inc. — CFO

Final Transcript
Thank you, Joe, and good morning to everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the company. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent annual report on form 10-K and in the company’s quarterly report on form 10-Q filed with the SEC in connection with our third fiscal quarter ended July 31. That form 10-Q was filed this morning.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Thank you, Mike. As I will describe in specific detail in a moment, market prices for all parts of the chicken were higher during the quarter when compared to last year’s third quarter. The improved markets and additional volume allowed the company to exceed $1 billion in net sales through the first three quarters of the year. The improved chicken market also allowed the company to offset the significantly higher cost for corn and soybean meal we have experienced this year. As we said during calls earlier this year the markets for both corn and soybean meal had remained high and volatile, and I expect that trend to continue into next year. Recent crop condition reports in the USDA’s crop field estimates indicate that the corn crop should yield a record 13 billion bushels this fall.
These expectations have lowered corn cash market prices from their high of around $4.40 a bushel to as low as $3.26 a bushel on the December contract two weeks ago on August 16th. However, because demand for corn for methanol producers leaves no margin for error, we continue to believe that the risk of a run-up in corn prices is greater than a downside possibility. The current nearby market price is $3.53 per bushel the December contract. With respect to soybean meal crop condition reports through July and the USDA’s August 10 yield prediction indicated that while there should be an adequate supply of soybean meal during this crop year, the carryout of soybeans is low. Weather during August has been hot and dry, especially in the South but soybean cash market prices move lower as a result of expectations for a good harvest. Like corn however current prices have moved higher. The bottom line is that we expect volatility in both corn and soybean meal markets for the foreseeable future.
Our feed ingredient costs will be significantly higher in fiscal 2007 than during fiscal 2006. We reported in February that we had bought and priced our corn needs through July, and we have now priced substantially all of our needs through the fourth fiscal quarter for both corn and soybean meal. Based on these prices, our feed ingredient costs based on 2007 volumes will be approximately $124.7 million more this fiscal year than last year.
While we could have bought both corn and soybean meal during our third fiscal quarter at prices lower than we locked in earlier in the year, it has been and will continue to be our strategy in the current environment to remove what we believe is a significant upside market risk where we see opportunities to do so. However, had we priced both corn and soybean meal strictly on the cash market during our third fiscal quarter, our cost would have been $8.8 million lower than they were. Our cost for the fourth quarter will improve relative to the third quarter based on the prices we have locked in; our feed grain cost during our fourth fiscal quarter will be lower than during the third quarter by approximately $6.5 million.
Looking ahead to the first half of fiscal 2008, it appears to us that soybean meal poses the greater risk of upside potential. The corn crop is essentially made at this point and while there are pockets of the Corn Belt that suffered from hot and dry weather this summer, there are portions that should harvest record yields. Overall, the balance between the supply and the demand for corn is favorable when compared to this time a year ago at least for the short-term. However, the expected soybean carryout for the current crop year has been lower only once in history. That means that additional acres of soybeans will need to be planted next spring, and those acres will likely come to some extent at the expense of corn. So as soybean carryouts near historical lows and corn demand increasing as new ethanol plants come online, both commodities will demand more acres during 2008. As the markets begin to bid for acres during and after the harvest, the volatility in the markets will continue.
If we were to purchase and price all of our 2008 needs today our corn cost would be lower by $10.8 million when compared to fiscal 2007. While our soybean meal cost would be higher by $18.6 million or a net increase of $7.8 million. While our costs were higher, our third-quarter results continue to reflect the ability of the chicken market to offset higher cost. The overall market has remained firm for the summer, and while we expect seasonal adjustments following Labor Day, leading indicators do not at least at this point, lead us to believe the supply of chicken will be overly burdensome in the short-term. In fact, prices during August have moved higher.
The average Georgia dock price during our third quarter was 16.9% higher than last year’s third quarter, averaging $0.8059 per pound during the quarter compared to $0.6894 per pound average last year. The Georgia dock price for this week is $0.815 per pound, which compares to $0.7075 per pound for the same week last year. Bulk leg quarter prices were significantly higher for the quarter compared to last year’s third quarter, increasing more than 49.5% reflecting strong export demand. While export volume to Russia was higher by 7.4% during the first half of the calendar year overall exports for the first six months of the calendar year were up 12.6%. Much of the increase continues to come from Hong

Final Transcript
Kong and China, which combined imported 72.1% more chicken products during the first half of the year compared to a year ago. There has been some well-publicized uncertainty regarding the Chinese markets over the last few weeks and days.
I am not certain what the outcome of these US/Chinese trade arguments will be, but I can report to you that we continue to ship chicken products to this increasingly important customer. Bulk leg quarter prices averaged $0.4738 per pound during our third quarter this year versus $0.317 per pound during last year’s third quarter. Bulk leg quarters are currently trading for $0.47 per pound. Prices for jumbo wings have remained relatively strong through the summer months. Jumbo wings averaged $1.16 per pound, up 66.1% from the average of $0.70 during last year’s third quarter. Wing prices typically fall after Super Bowl week. But they have remained strong through the summer this year, reflecting good demand from distributors and casual dining customers. The market price for jumbo wings today is $1.22 per pound, which is an excellent price for this time of year. Of course, with kickoff of football season this week, seasonal demand for wings should improve.
Boneless breast meat averaged $1.63 during the third quarter, and today the market for boneless is $1.77 per pound. Market prices for white meat softened during June and July but it moved up during August. In fact, the market price for boneless breast meat is moved up $0.02 per pound in each of the last four days. The result of these market price increases was an increase in our sales price per pound for poultry sold. Our net sales price per pound for poultry products increased $0.20 per pound when compared to last year’s third quarter. This increase represents a 39.7% increase over last year’s third quarter.
While we have room for improvement as always, our operating performance during the third quarter was good and reflected the increased production of Moultrie, which achieved full production last fall and the move to full production at Collins. Performance in our prepared foods division during the third quarter was affected by the higher cost of chicken meat, a principal raw ingredient at that plant. Volume was up at the plant reflecting the new high-speed equipment and the marination capability we installed last year, as well as sales growth. However, margins were lower, reflecting increased costs and our mix of products.
I am pleased to report the successful startup of our Waco facility. We began processing chickens on August the 6th, and we expect to reach full production in Waco during the summer of 2008. The additional 1.25 million head per week of big bird deboning chickens at Waco will allow the company’s continuous pattern of growth through 2009.
At this point I would like to turn the call over to Mike Cockrell, Chief Financial Officer.

Mike Cockrell - Sanderson Farms, Inc. — CFO
Thank you, Joe. Our financial results during the third fiscal quarter reflect the improved market environment described by Joe. The net sales for the quarter totaled $394.8 million, and that is up 40.5% from the $281 million during the same quarter last year. The $1.51 earnings per share during the quarter compares to net income of $0.16 per share during last year’s third quarter.
Our cost of sales for the three months ended July 31 as compared to the same three months during fiscal 2006 increased 23.9%. While chicken prices were higher during our third quarter when compared to last year’s third quarter as Joe indicated our costs for feed grains were also higher. Our cost for corn delivered during the third quarter increased 68.4% compared to our third quarter last year. Soybean meal costs increased 12.7% during the quarter. The result of that was that the average cost of feed and flock sold during the third quarter increased 40.2% compared to last year’s third quarter and feed costs accounted for 44.6% of our cost of goods sold during the quarter.
While our sales price per pound increased $0.20 per pound during the quarter compared to last year, our feed cost while significantly higher, increased only $0.062 per live pound. We sold 498 million pounds of poultry during the third quarter, a slight increase over the 496.5 million pounds sold during last year’s third quarter. While we processed 7.6% more pounds during the quarter our inventories of processed meat increased because of the timing of exports. We continue to expect an increase of approximately 12.6% in pounds processed and sold during fiscal 2007 compared to 2006. The increase during our fourth fiscal quarter will come as we annualize the Moultrie growth, bring Waco online and continue to run at full production in Collins.
SG&A expenses for the third fiscal quarter of 2007 were up $5.8 million to $18.1 million when compared to $12.2 million in fiscal 2006. SG&A expenses during our third fiscal quarter reflected $2.4 million in administrative costs associated with the construction and startup of the new Waco facilities. These costs included training, salaries and related expenses that will now be booked as cost of goods sold since the plant began operations in August. SG&A expenses during the third quarter also reflect the accrual of $4 million in expected ESOP contributions which were not present last year.

Final Transcript
Interest expense increased by $50,000 to $1.1 million during the quarter, reflecting higher outstanding debt, but that was offset by the capitalization of $115,000 of interest to the cost of our Waco construction projects. The Company’s effective tax rate for the three and the nine months ended July 31, 2007 was 33.8% and 35%, respectively. The lower effective tax rate reflects the benefit of certain tax credits negotiated by the Company in connection with the Georgia expansion and the benefit of certain federal income tax credits available as a result of the impact of hurricane Katrina. The effective tax rate for the full fiscal year could differ from the current estimates depending on results of operations for the remainder of fiscal 2007, and the final determination of the tax credits available to the companies. The federal income tax credits will expire, the Katrina related credits will expire at the second anniversary of Katrina, which is tomorrow, although the final amounts of those tax credits will depend on our profitability for the balance of this year, and that amount will be determined when we file our 2007 returns. The Georgia state income tax credit will continue into fiscal 2008. However, our effective federal tax rate should return to its normal historical level during next fiscal year.
At the end of our third quarter our balance sheet reflected stockholders equity of $379.7 million, and a net working capital of $136.4 million. The current ratio was 2.6 to 1; our debt totaled $122.4 million, and our debt to cap ratio was 24.4% at July 31. We spent $96.6 million this year on capital expenditures through the first nine months of the year, of which $79.9 million related to the construction of Waco. We also spent $4.9 million on dividends.
During fiscal 2007 we now expect to spend approximately $110.6 million on capital projects, which amount will include $3.5 million in vehicle leases, $81.8 million for the new Waco complex and the Robertson County, Texas feed mill expansion. Our depreciation and amortization through the third quarter totaled $24.8 million, and we expect approximately $35 million for the full fiscal year. A That completes our prepared remarks for the morning, and we will now open up the call for questions and answers.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS) Farha Aslam, Stephens Inc.

Farha Aslam - Stephens, Inc. — Analyst
Congratulations on the start of the Texas plant, and you guys released some great details in the 10-Q, which we really appreciate. But just a couple clarifications. Joe, you had mentioned on your comments that you anticipated higher feed costs and grain costs of $127 million, and you said that was based on ‘07 volumes but that would be ‘06, right?

Mike Cockrell - Sanderson Farms, Inc. — CFO
Yes. Our grain costs for fiscal ‘07 are going to be $124.7 million more than ‘06. That is based on ‘07 volumes. Let me tell you how that number is calculated. We take what we anticipate our needs will be and corn bushels and soybean meal tons for ‘07 and just multiply that by the difference in per unit price between ‘06 and ‘07; so that does reflect increased volume needs in ‘07.

Farha Aslam - Stephens, Inc. — Analyst
So your total increase in grain will be only $127 million, not like $200 million or so?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO

$124.7 million.

Farha Aslam - Stephens, Inc. — Analyst

Final Transcript
Based on ‘07 volumes?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Yes. And we have not — I also made a comment about 2008 grain, and that was based on 2007 volume, which our volume in ‘08 is going to be higher, but if we booked it today, it would be up — I don’t remember what the number was — $10 million — $7.5 million in ‘08.

Farha Aslam - Stephens, Inc. — Analyst
And could you guys just ran through your volume numbers, and I missed a couple of them. Could you share again what you’re volume for your commodity chicken, not the further processed, was in the quarter?

Mike Cockrell - Sanderson Farms, Inc. — CFO
Yes, we sold 498 million pounds of poultry during the third quarter, and that compares to 496.5 million pounds sold during last year’s third quarter.

Farha Aslam - Stephens, Inc. — Analyst
And the reason for that almost flat volume?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
We processed 7.6 million more pounds, but our inventories went up significantly, which you probably noticed looking at our balance sheet, and that was strictly a timing issue. We had some export volume that shipped during the first week of August and the second week of August that was in inventory at the end of July. And our export volume in August as a result is going to be up significantly, and it was down in July simply because of timing.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Another reason for the pounds in June and July our live weights were down a bit, particularly July because of the heat.

Farha Aslam - Stephens, Inc. — Analyst
And so when you look at, could you share with us what you’re volume and your poultry division was in 2007 for the full year — I’m sorry for 2006 for the full-year?

Mike Cockrell - Sanderson Farms, Inc. — CFO
For 2006 pounds processed was 1.8 billion.

Farha Aslam - Stephens, Inc. — Analyst
1.8 billion pounds processed. And it’s going to be up 12.5%?

Mike Cockrell - Sanderson Farms, Inc. — CFO
That’s right.

Final Transcript

Farha Aslam - Stephens, Inc. — Analyst
For the full-year?

Mike Cockrell - Sanderson Farms, Inc. — CFO
That’s right.

Farha Aslam - Stephens, Inc. — Analyst
And that increase in pounds you’re only going to have 127 million in higher grain costs?

Mike Cockrell - Sanderson Farms, Inc. — CFO
That’s correct.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
That’s correct.

Farha Aslam - Stephens, Inc. — Analyst
Okay. And then that $4 million in ESOP, is that a onetime occurrence, or is that going to be in next years as well, or do you anticipate that sort of an ongoing expense?

Mike Cockrell - Sanderson Farms, Inc. — CFO
If you look back historically at our contributions to the ESOP, our Board approves contributions to the ESOP at their October meeting each year or not, depending on profitability at that point. When the Company achieves the level of profitability that it has this year, we anticipate our Board will make that contribution in October and begin making the accrual. I can’t say about next year because I don’t know what profitability is going to be next year.

Farha Aslam - Stephens, Inc. — Analyst
But so in the fourth quarter, would that be another incremental $4 million or you’ve accounted for all of it in the third quarter?

Mike Cockrell - Sanderson Farms, Inc. — CFO
I would expect you will have more accruals in the fourth quarter assuming profitability.

Farha Aslam - Stephens, Inc. — Analyst
And would it be a similar amount to the third quarter?

Mike Cockrell - Sanderson Farms, Inc. — CFO

Final Transcript
If profitability is a similar amount to the third quarter, yes. If you look back historically and again I can’t preempt our Board of Directors. They make this determination in October, but if you look back historically when the Company has been moderately profitable, they make a contribution anywhere from 4.5 to 5% of gross profit. And so we begin anticipating that when it’s clear that we’re going to have a profitable year.

Farha Aslam - Stephens, Inc. — Analyst
Okay, and so for next year assuming you’re profitability level is similar, should we just multiply that $4 million by roughly 4, would that be an appropriate assumption?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
No, take your gross profit, whatever you think your gross profit is times 5%, and you would — typically we don’t accrue in the first quarter. We start accruing if we were profitable we start accruing in February. And at 5% of monthly gross profitability.

Farha Aslam - Stephens, Inc. — Analyst
Okay, and my last question then I will pass it on because I just really am confused on this issue, you said that your grain costs are going to be up only $127 million whereas in last quarter’s call, you said based on ‘06 volume your higher costs were going to be maybe 110 to $115 million higher. So even with 12% increase in production you are going to still have only $127 million in higher grain costs.

Mike Cockrell - Sanderson Farms, Inc. — CFO
Actually it is $124.7 million and again the way that is calculated is we anticipate what our — the number of bushels we’re going to need in ‘07 and the number of tons of soybeans we’re going to need in ‘07 and multiply those numbers by the difference in the per unit for cost of bushels and tons, ‘06 versus ‘07, and that is the result.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
We report this every quarter, actually.

Farha Aslam - Stephens, Inc. — Analyst
And so you’ve already priced it, so you basically know that it’s going to be $124.7 million higher?

Mike Cockrell - Sanderson Farms, Inc. — CFO
That is correct.

Farha Aslam - Stephens, Inc. — Analyst
Again, that’s.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
We reported also that it is going to be $6.5 million less than the fourth quarter than it was in the third quarter.

Farha Aslam - Stephens, Inc. — Analyst
Okay, that’s very helpful. Thank you very much.

Final Transcript

Operator
Christine McCracken, Cleveland Research.

Christine McCracken - Cleveland Research — Analyst
Just wanted to talk about the move up we’ve seen in chicken prices here lately. Do you think that is being caused by the light weights that we saw tied to this heat, or do you think it is competing protein prices? How do you look at that, and what are you looking for for the fall?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
I think it is primarily the reduced live weights. I also think we are getting a little cover from other protein, high prices of beef and other proteins. And I think heading into Labor Day we have tremendous, tremendous demand for Labor Day this year, more than I remember. And I think that may be because of the other meats. We would expect a seasonal decline in pricing after Labor Day, a couple of weeks after Labor Day. And you also — we are still having pretty good heat here. But we should see that begin to abate really soon now. So between increased live weights and seasonal demand, I would expect a price decline beginning some time in September.

Christine McCracken - Cleveland Research — Analyst
And just in terms of this supply demand looking at total production, you know it has moderated some here in the recent weeks; do you think that is a function of a change in the outlook for feed may be increased or may be heat issues? Is there anything you point to on that?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
We might find out in October that we don’t have as many chickens because of — even though usually when you have heat this intense your fertility declines a bit and your egg production declines a bit. I also think there is some uncertainty about where grain prices are going to go, and I think all of those things are part of this equation.

Christine McCracken - Cleveland Research — Analyst
When you look at the futures curve on grain, it seems pretty attractive given the potential risks now. You’re going to have to get corn prices higher in order to attract these producers or to get them to plant more corn for next year. Do you look at that and think that maybe you should lock in more corn for the next year at this point, or do you think given your experience this year that you want to hold off?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
It won’t have any — it won’t be because of our experience this year. We’ve done this before, and it is strictly the calculation will be where we think we are going and it will be the same reason because we think there is a huge upside potential like we thought last year. And we think there is going to be this bidding for acres coming for certain; you have the risk of South American weather through the winter, and then you have the risk of the weather in the summer. All of those things will be calculated. We are kind of wanting to really understand. We know this ethanol production is going to increase. I believe it’s going to take another billion bushels out of the corn crop next year and the next. I want to be certain we understand what is going to happen to the ethanol. Is that going to stay strong, is there a market for that much ethanol, is there enough transportation, and are there enough cars that are ethanol ready? I’ve been watching the decline in price of ethanol. And we just want to be certain we understand that. That would be one thing that is unknown right now.

Christine McCracken - Cleveland Research — Analyst
And then just on prepared foods you did talk about it a little during your comments and in the Q, I was just curious; it looked like you might not have gotten all that pricing through on the increased costs. Could you talk about that at all? Has that been tougher to get that or —

Final Transcript

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
We didn’t get — we got very little of the increased costs. Most of foods was — prepared foods was priced out last fall, and we got very little of the increased cost of grain or of the market price. As a matter-of-fact, I would call it negligible. Now we will be repricing this fall. We will have to see what the market is out there.

Christine McCracken - Cleveland Research — Analyst
Do you have any early indications on that? Have people been pretty receptive to (multiple speakers)?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
No, I can tell you they haven’t — I don’t even have to ask my salespeople. I know they are not receptive, and I know there will be resistance. But it will depend on what the market is and what people are doing and other people besides us. But we will certainly try to recover that cost is what we think the market is going to be next year. We do not think boneless breast is going to be cheap next year, because of corn prices and soybean meal prices. So we will attempt to get the margins back at foods.

Christine McCracken - Cleveland Research — Analyst
I’ll leave it there. Thanks.

Operator
Oliver Wood, Stifel Nicolaus.

Oliver Wood - Stifel Nicolaus — Analyst
Great. Thanks a lot. First question is I guess more of an accounting question. When you look at the different parts that you are selling and we think about the margins, is there an inherently different margin between say breast meat and leg quarters?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
You know, we don’t really look at that. We look at the chicken back to whole, putting the chicken back in a whole form. Obviously $1.75 boneless is better than $1.55 boneless, but I don’t know that it is — we do the sensitivity table about if boneless goes and I’ve reported this over the years — if boneless goes up $0.10 a pound we are doing 5.5 million pounds of that a week now, and obviously that $0.10 is very important there and typically leg quarters don’t move that much that fast. But we do 9 million pounds of leg quarters a week. So $0.10 there would be more meaningful than $0.10 on the boneless because of volume. But we don’t look at one versus the other.

Oliver Wood - Stifel Nicolaus — Analyst
And the reason I was asking is when we look at the inventory build I think you said was related to leg quarters that just haven’t shipped yet, assuming that it is somewhere in the $19 to $20 million range. Just trying to get a sense when we look at the number for the quarter obviously it was disappointing versus what we had estimated, because I’m trying to figure if we were to work that inventory back into the quarter what kind of margin we would assume.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO

Final Transcript
I’m guessing without knowing, Oliver, the difference, I am assuming the difference in your estimates was primarily on the cost of grain side. How many pounds?

Mike Cockrell - Sanderson Farms, Inc. — CFO
We sold about 19 to 20 million pounds of those leg quarters out of inventory during the first week of August just to put that in perspective. And Oliver you can’t hold me to this going forward because our exports fluctuate from month-to-month depending on totally depending on timing and when we get a boat loaded and it ships. But during July we exported 14 million pounds; in August during the first week we had already exported 21 million pounds and I expect between 37 and 40 during the full month of August. So August is going to be a big month, and it was strictly timing. And had you added that back to July I can’t tell you exactly what the margins — not sure I want to tell you what the margin is on that product (multiple speakers).

Mike Cockrell - Sanderson Farms, Inc. — CFO
But they were in the inventory.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
They went into inventory at cost, yes, which is lower than the market but it is some, but it is not material I don’t think.

Oliver Wood - Stifel Nicolaus — Analyst
Okay, and then just following up on another question that the $6.5 million expected decline 3Q to 4Q in feed cost, does that account for the impact of additional pounds from Waco?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Yes.

Oliver Wood - Stifel Nicolaus — Analyst
And just one other question. I’ll pass it on. There has been a lot of focus on China. Just wondering if you can comment on Russia, kind of update us on how trade has been, what is expected over the next three months and maybe longer.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
The export market is very good, and as you may know, we sell pretty far ahead. And in the short-term foreseeable future it looks good in Russia and in China. Both of them are, I would call them vigorous right now, and I guess it was June volume to Russia was 90,000 something — 90,000 million metric tons. Excellent, that volume will be down July and August, probably. But they are buying out front September shipments now, and it is good.

Oliver Wood - Stifel Nicolaus — Analyst
All right. Great. Thank you very much.

Operator
[John Kohler], Oppenheimer.

Final Transcript

John Kohler - Oppenheimer & Close — Analyst
Good morning. It’s Oppenheimer & Close. A couple of quick questions. Looking at the breeder flocks and the egg set placement are you reasonably confident that as we look into the fall and early next year that supply will remain constrained or in balance, however you would classify that?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
I have, I feel like based on — I think primarily based on two things; the uncertainty about the value of the price of corn and soybean meal. And I think that is the primary thing that is going to keep production in check. Most of the industry did not start becoming profitable until March of this year. So we’ve had four or five months of I would say good profitability. And it usually takes a little bit more than that to — although I have noted the pullet placements for two of the last three months. And I do not have an explanation today for that. But I don’t — we don’t — I am not aware of and don’t know of any significant expansions going on in the industry.

John Kohler - Oppenheimer & Close — Analyst
Okay, so with that being the case and you mentioned higher pork and beef prices, its fairly reasonable then you think to assume that things won’t get out of whack at least in the next few months?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
I would say I have a little more clarity in the short-term than I do the long-term, so I would agree with that.

John Kohler - Oppenheimer & Close — Analyst
Okay, and as far as the export markets go, if the dollar were to fall further or weaken further, do you think that you’d say additional demand, or is this situation where it is based on other factors?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
I think that helps, but I don’t think that is the primary factor.

John Kohler - Oppenheimer & Close — Analyst
Okay. Thanks.

Operator
(OPERATOR INSTRUCTIONS) [Jeff Linroth], Leaving It Better.

Jeff Linroth - Leaving It Better — Analyst
My question first is about the expansion westward, if you will, that is going to be supported by the Waco plant. Would you characterize generally or specifically how that is coming together in terms of the concentration of customers and how you — how satisfied you are with the progress compared to your expectations?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO

Final Transcript
I went out to Waco the week before last, and everything was outstanding. We have all the growers signed up; houses are being built, excellent labor situation there. Actually all of the dark meat from that plant is going to existing customers on the West Coast or will when we get it up to capacity. We think most of the white meat will go mid-West and West. We believe that the wing production out of that plant a portion of it will go to the West Coast and a portion of it will come back East where there is stronger demand for wings than there is out West. We have a significant number of white meat customers already on the West Coast. We will be looking for some more on the West Coast, and we’ll be looking — Texas will take those West Coast — Waco will take those West Coast customers. So we will need to find some customers back in the mid-West and the East for the Mississippi plants.

Jeff Linroth - Leaving It Better — Analyst
And would you say — thank you for that — would you say that generally the expansion that you are expecting is going to come from increasing your market share, or do you envision that market is going to expand? How would you compare one to the other?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Most of it will come by our increasing our market share. We do not expect per capita consumption to be any different than it had been the last two or three years, and that runs 1.5 to 2%.

Jeff Linroth - Leaving It Better — Analyst
Okay, and as far as the Moultrie, Georgia plant and the Collins upgrade, if you will, how are those two places performing compared to your expectations? And were there any noteworthy surprises to the positive or negative since they have been really up and running full?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
No surprises. They are both doing an excellent job. Both of them are very competitive in the industry. I would add to that that Moultrie’s sales have not matured yet, meaning they need a few more sales pounds sold out of that plant. But Collins is doing fine and doing exactly what we thought it was going to do.

Jeff Linroth - Leaving It Better — Analyst
Terrific, and just one more regarding avian flu, mercifully it is off the front page, and this isn’t really a company specific question, but are you aware of advances that have been made as far as either the prevention or the containment or more effective treatment of that?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
We are aware that there are some vaccines that have been developed that are effective and they have been used, and I don’t — I do not remember if it was Sweden or Holland — there were some used in Europe and there were some used in Vietnam and other countries, and it is effective. It is effective particularly on birds that are housed and have not exposed to wild birds. I believe Vietnam has done a very good job controlling that. They continue — they just recently have had some breaks, but it appears that it was managed well this last 12 months, much better than the year prior. So we feel comfortable with that.

Jeff Linroth - Leaving It Better — Analyst
Thank you very much for that, and thanks for again continued good performance.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Thank you.

Final Transcript

Operator
Pablo Zuanic, JPMorgan.

Renato Desanz - JPMorgan — Analyst
This is actually [Renato Desanz] on the line for Pablo. Good morning. Just had one quick one, then I will pass it on. You said on the last call that the month of May looked a lot like April in terms of profitability and that April was your best month last quarter. Could you maybe give us a better sense of how June and July was relative to May in the quarter?

Mike Cockrell - Sanderson Farms, Inc. — CFO
Well, of course June and July were not as profitable. The price of the market prices for chicken began to decline June as you recall or you may recall it on our May call we talked about the increased egg sets. And in fact, I think probably 30 to 40% of the questions we fielded during the last call related to the concern about production expansion and prices begin to decline in reaction to those egg sets even though that meat didn’t hit the market until late June and early July. But the price began to decline and boneless breast meat which is about where it is today when we were talking in May, declined down to $1 — I do not remember how low it got in June —

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Got to 1.48, 47, something.

Mike Cockrell - Sanderson Farms, Inc. — CFO
And it is $1.77 today and as I recall it was $1.78 or $1.79.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Memorial Day.

Mike Cockrell - Sanderson Farms, Inc. — CFO
Right, in May when we had our call. So it decreased over $0.30 per pound.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
You also had in June and July; in July in particular you had your highest grain costs, the birds coming off particularly in July had been fed the highest priced grain, and you lost some efficiency with the heat.

Mike Cockrell - Sanderson Farms, Inc. — CFO
You did, and our volume was down in June because of heat, as well. And live weights were down. So without being specific month-to-month on our the level of our profitability we hit our peak at the first part of this quarter unlike last quarter. Unlike the second quarter as you recall we said we moved up each month and this month it was the opposite.

Renato Desanz - JPMorgan — Analyst
Okay, great. Thank you.

Final Transcript

Mike Cockrell - Sanderson Farms, Inc. — CFO
This quarter was the opposite — I’m sorry.

Renato Desanz - JPMorgan — Analyst
Thank you.

Operator
[Scott Greeter], [Scopia]

Scott Greeter - Scopia — Analyst
I was wondering if you could comment on the Chinese band of exports from your Moultrie and Hammond plant; particularly why were they banned, and what do you have to — what kind of steps do you have to take to get them reapproved? And what if any, financial impacts from the bans would be.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Well, the financial impact is minimal because instead of shipping that product directly to China we are going to other markets with it. It was primarily paws — chicken feet, and then as a result of a — we used a coccidiostat in January, February and March in one of our feeds. When that product, and it has a restriction on it about usage by the FDA, and there is a limit on the parts per million particles that you are allowed in the marketplace. The Chinese, unknown to us had a restriction, as well. But our residual in the US, we met it. Chinese was 100 times more strict. We were well under the levels US, but they found trace residue of it in a sample. I don’t remember the part per million.

Mike Cockrell - Sanderson Farms, Inc. — CFO
.05 parts per million is what was found. The Chinese restriction was 0.03 parts per million, and the United States is .05. As Joe said, 100 times more strict in China. We were way below the US requirement and slightly above what the Chinese allow.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
And you asked about how you get back. We have parties, government assistance, negotiating with them. The difficulty there is when we bring that up to them through an intermediary they want to talk about canned cooked chicken coming to the United States. So we will be dancing with this for a while, but it is a negligible financial impact. As I say, we’re going to other markets with it.

Scott Greeter - Scopia — Analyst
And what are the other markets that you sell the paws into?

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Primarily Hong Kong and Taiwan.

Scott Greeter - Scopia — Analyst
Thanks, guys.

Final Transcript

Operator
Oliver Wood, Stifel Nicolaus.

Oliver Wood - Stifel Nicolaus — Analyst
Sorry if I missed this before, but just wondering if you can comment on the August sort of in the vein of monthly margin progression.

Mike Cockrell - Sanderson Farms, Inc. — CFO
Oliver, August is, if you look at the markets for all parts of the chicken, August has been a very good month. Our volumes will be impacted slightly by the heat, but the chicken market has been very good in August. And as Joe mentioned, our cost of our inputs will be down.

Oliver Wood - Stifel Nicolaus — Analyst
All right, great. Thank you.

Operator
(OPERATOR INSTRUCTIONS) There are no further questions at this time; I would like to turn it back over to management for any additional or closing remarks.

Joe Sanderson - Sanderson Farms, Inc. — Chairman, CEO
Thank you for spending time with us this morning. We look forward to reporting our year-end results to you in December. Thank you.

Operator
Once again, ladies and gentlemen, this will conclude today’s conference. We thank you for your participation. You may now disconnect.

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